Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Retires Remaining Convertible Debt

Deleveraged balance sheet provides stronger financial position as Company looks forward to potential product approval in 2012

SEATTLE, December 19, 2011—Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) announced today that it has deposited $11.2 million in cash as trust funds with U.S. Bank National Association, as the trustee of the outstanding 5.75% convertible senior notes (the “Notes”), which is an amount sufficient to pay and discharge the entire amount due on the Notes, including accrued and unpaid interest. CTI has now retired all of its outstanding convertible debt.

“We have worked diligently over the past five years to restructure, exchange, and retire all of our convertible debt while continuing to advance our product candidates toward market. The deleveraging of our balance sheet puts CTI in a stronger financial position as we ready for potential product approval in 2012,” stated Louis A. Bianco, Chief Financial Officer of CTI.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com http://www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of CTI’s product candidates include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory non-Hodgkin’s lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration and/or the European Medicines Agency, that one or more of CTI’s product candidates may be approved in 2012, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors,

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206